Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Nuveen Equity
Long/Short Fund and Nuveen Growth Fund (two of the Funds constituting Nuveen Investment Trust II) and are in agreement with the statements contained in Sub-Item 102J of Form N-
SAR. We have no basis to agree or disagree with other statements of the registrant contained therein

/s/ ERNST & YOUNG LLP

Chicago, Illinois
October 15, 2014












A member firm of Ernst & Young Global Limited